Exhibit 4.1

Shareholders Agreement

by and among

Tenneco Inc.,

American Entertainment Properties Corp.,

Icahn Enterprises Holdings L.P.

and

Icahn Enterprises L.P.

Dated as of October 1, 2018

i

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made as of October 1, 2018, by and among Tenneco Inc., a Delaware corporation (the “Company”), American Entertainment Properties Corp., a Delaware corporation (the “AEP”), Icahn Enterprises Holdings L.P., a Delaware limited partnership (“IEH”), and Icahn Enterprises L.P., a Delaware limited partnership (“IEP”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1.01.

RECITALS

A. Pursuant to that certain Membership Interest Purchase Agreement, dated as of April 10, 2018 (the “Purchase Agreement”), by and among the Company, Federal-Mogul LLC (“Federal-Mogul”), AEP and IEP, the Company acquired all of the outstanding membership interests of Federal-Mogul (the “Acquisition”).

B. In connection with the consummation of the Acquisition and pursuant to the Purchase Agreement, the Company issued an aggregate of (i) 5,651,177 shares of Class A Common Stock (as defined below), which are held by IEH, and (ii) 23,793,669 shares of Class B Common Stock (as defined below) (together with the Class A Common Stock, the “Common Stock”), of which 20,718,006 shares are held by IEH and 3,075,663 shares are held by AEP.

C. As an inducement to consummate the transactions contemplated by the Purchase Agreement, AEP, IEH, IEP and the Company hereby agree that this Agreement will govern certain rights of AEP, IEH, IEP and the Company related to the Common Stock.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Replacement Designee” has the meaning set forth in Section 3.04(a).

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. For purposes of this definition, with respect to any Person in which IEP does not (i) beneficially own, either directly or indirectly, more than fifty percent (50%) of (x) the total combined voting power of all classes of voting securities of such Person, (y) the total combined equity interests or (z) the capital or profit interests, in the case of a partnership, or (ii) otherwise have the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, IEP shall only be deemed to control such Person to the extent that, with respect to any particular matter, IEP or its other Affiliates, or IEP’s or such Affiliate’s employees, in their capacities as a shareholder, director, manager or general partner (or similar position) of such Person have voted or consented to take action, or encouraged others to vote or consent to take action (or take action if no vote or consent is required) with respect to such matter.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Filings” has the meaning set forth in Section 2.03(a)(i).

“Blackout Notice” has the meaning set forth in Section 2.01(e).

“Blackout Period” has the meaning set forth in Section 2.01(e).

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“By-law Director Nomination” has the meaning set forth in Section 3.02(a).

“Class A Common Stock” means Class A Voting Common Stock, par value $0.01, of the Company.

“Class B Common Stock” means Class B Non-Voting Common Stock, par value $0.01, of the Company.

“Common Stock” has the meaning set forth in the recitals.

“Demand Registration” has the meaning set forth in Section 2.01(c).

“Disadvantageous Condition” has the meaning set forth in Section 2.01(e).

“Equity Security” means (a) any Class A Common Stock or other Voting Stock, (b) any securities of the Company convertible into or exchangeable for Class A Common Stock or other Voting Stock or (c) any options, rights or warrants (or any similar securities) issued by the Company to acquire Class A Common Stock or other Voting Stock.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Exchange Offer” means an exchange offer of Registrable Securities for outstanding securities of a Holder.

“Exchanges” means one or more Public Exchanges or Private Exchanges.

“Excluded Issuance” means (i) the issuance or grant of Equity Securities (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company or any of its Subsidiaries pursuant to any management equity plan or other equity-based employee benefits plan of the Company, which in each case has been approved by the Board or any duly authorized committee thereof in its good faith reasonable judgment, or as otherwise approved by the Board or any duly authorized committee thereof in its good faith reasonable judgment, in connection with their employment or performance of services, (ii) the issuance of any Equity Securities in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, in each case, to the sellers in such transaction as consideration thereof, (iii) the issuance of any securities pursuant to the conversion, redemption or exchange of Class B Common Stock issued to AEP or IEH, (iv) the issuance of any Equity Securities in connection with any stock split, stock dividend or similar distribution or recapitalization so long as all holders of the same class or series are treated equally with all other holders of such class or series, and (v) the issuance of any shares of a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company.

“Exempted Person” means the IEP Group Designee, the members of the IEP Group and each of their respective partners, principals, directors, officers, members, managers, managing directors, operating partners and/or employees, as applicable.

“Extraordinary Transaction” has the meaning set forth in Section 3.02(a).

“Governmental Authority” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether foreign, federal, state or local, any self-regulatory organization (including any securities exchange) or any arbitrational tribunal.

“Holder” means AEP, IEH and any Permitted Transferee of AEP and IEH or a prior Permitted Transferee (provided that such Permitted Transferee shall have first executed a joinder to this Agreement in accordance with Section 3.03(b)), in each case so long as such Person holds any Registrable Securities.

“IEP Entities” means, collectively, AEP, IEH, IEP and their respective Affiliates.

“IEP Group” means, collectively, AEP, IEH, IEP, any Permitted Transferee (other than a Permitted Transferee pursuant to Section 3.03(b)(iii) or Section 3.03(b)(iv)) and their respective Affiliates, in each case to the extent owning Common Stock.

“IEP Group Designee” has the meaning set forth in Section 3.04(a).

“Indemnifying Party” has the meaning set forth in Section 2.06(c).

“Indemnitee” has the meaning set forth in Section 2.06(c).

“Initiating Holder” has the meaning set forth in Section 2.01(c).

“Lock-Up Period” means, unless the Company in its sole discretion provides its prior written consent to a shorter period of time, the period commencing on the date hereof and ending on February 28, 2019.

“Loss” and “Losses” have the meaning set forth in Section 2.06(a).

“Offering Confidential Information” means, with respect to a Piggyback Registration, (i) the Company’s plan to file the relevant Registration Statement and engage in the offering so registered, (ii) any information regarding the offering being registered (including the potential timing, price, number of shares, underwriters or other counterparties, selling stockholders or plan of distribution) and (iii) any other information (including information contained in draft supplements or amendments to offering materials) provided to any Holders by the Company (or by third parties) in connection with a Piggyback Registration; provided, that Offering Confidential Information shall not include information that (x) was or becomes generally available to the public (including as a result of the filing of the relevant Registration Statement) other than as a result of a disclosure by any Holder, (y) was or becomes available to any Holder from a source not bound by any confidentiality agreement with the Company or (z) was otherwise in such Holder’s possession prior to it being furnished to such Holder by the Company or on the Company’s behalf.

“Other Holders” has the meaning set forth in Section 2.01(g).

“Passive Institutional Investor” means any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) who, with respect to an investment in shares of Common Stock or other securities of the Company or any of its Subsidiaries, as applicable, is eligible to file a short-form statement on Schedule 13G pursuant to paragraph (b) of Rule 13d-1 under the Exchange Act.

“Permitted Transfer” has the meaning set forth in Section 3.03(b).

“Permitted Transferee” has the meaning set forth in Section 3.03(b).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Piggyback Registration” has the meaning set forth in Section 2.02(a).

“Pro Rata Portion” has the meaning set forth in Section 3.06(a)(ii).

“Proposed Securities” has the meaning set forth in Section 3.06(b)(i).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

“Purchase Agreement” has the meaning set forth in the recitals.

“Registrable Securities” means the Class A Common Stock or other securities issued with respect to, in exchange for, or in replacement of such Class A Common Stock, including the Class A Common Stock issuable upon the conversion of the Class B Common Stock in accordance its terms; provided that the term “Registrable Securities” excludes any security (i) the offering and Sale of which has been effectively registered under the Securities Act and which has been Sold in accordance with a Registration Statement, (ii) that has been Sold by a Holder in a transaction or transactions exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(a)(1) thereof (including transactions pursuant to Rule 144) such that the further Sale of such securities by the transferee or assignee is not restricted under the Securities Act or (iii) that has been Sold by a Holder in a transaction in which such Holder’s rights under this Agreement are not, or cannot be, assigned.

“Registration” means a registration with the SEC of the offer and Sale to the public of any Registrable Securities under a Registration Statement. The terms “Register” and “Registering” shall have correlative meanings.

“Registration Expenses” means all expenses incident to the Company’s performance of or compliance with this Agreement, including all (i) registration, qualification and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications within the United States of any Registrable Securities being registered), (iii) printing expenses, messenger, telephone, mailing and delivery expenses, (iv) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by the Company’s independent certified public accountants of comfort letters customarily requested by underwriters), (v) fees and expenses of listing any Registrable Securities on any securities exchange on which the shares of Common Stock are then listed and Financial Industry Regulatory Authority registration and filing fees, (vi) expenses incurred in connection with making road show presentations and holding meetings with potential investors, including all reasonable travel, meals and lodging expenses incurred in accordance with the Company’s travel policies and (vii) the reasonable fees and disbursements of one (1) counsel for the Holders of Registrable Securities selected by a majority of the Holders of Registrable Securities requested to be included in such Registration or offering; but excluding any underwriting discounts, fees or commissions and any stock transfer taxes attributable to the offer and Sale of any Registrable Securities.

“Registration Rights” means the rights of the Holders to cause the Company to Register Registrable Securities pursuant to Article II.

“Registration Statement” means any registration statement of the Company filed with, or as the context permits to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference into such registration statement. For the avoidance of doubt, it is acknowledged and agreed that such Registration Statement may be on any form that shall be applicable, including Form S-1, Form S-3 or Form S-4 and may be a Shelf Registration Statement.

“Replacement Designee” has the meaning set forth in Section 3.04(a).

“Representatives” means any Person’s directors, officers, employees, agents, representatives or advisers.

“Restricted Shares” has the meaning set forth in Section 3.03(a).

“S-3ASR” means an automatically effective shelf registration statement on Form S-3 (or any successor form).

“Sale” means the direct or indirect transfer, sale, assignment or other disposition of a security. The terms “Sell” and “Sold” shall have correlative meanings.

“Sale Transaction” has the meaning set forth in Section 3.02(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Selling Holders” has the meaning set forth in Section 2.01(a).

“Shelf Period” has the meaning set forth in Section 2.01(a).

“Shelf Registration Statement” means a Registration Statement of the Company for an offering of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or similar provisions then in effect).

“Shelf Take-Down” has the meaning set forth in Section 2.01(b).

“Spin-Off” has the meaning set forth in the Purchase Agreement.

“Spin-Off Cutoff Date” means the earlier of (i) 18 months from the date hereof and (ii) the date on which the Company publicly announces that it has abandoned its plans to pursue the Spin-Off.

“Spin-Off Date” shall mean the date (if any) on which the Spin-Off is consummated.

“Standstill Parties” has the meaning set forth in Section 3.02(a).

“Standstill Period” has the meaning set forth in Section 3.02(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (x) the total combined voting power of all classes of voting securities of such Person, (y) the total combined equity interests or (z) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Third Party Tender/Exchange Offer” has the meaning set forth in Section 3.02(b).

“Transaction Documents” has the meaning set forth in Section 3.02(a).

“Transfer” has the meaning set forth in Section 3.03(a).

“Underwritten Offering” means a Registration in which Registrable Securities are Sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

“Voting Stock” means any securities of the Company having the right to vote generally in any election of directors.

Section 1.02 Interpretation.

In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural, and words used in the plural include the singular;

(b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c) any reference to any gender includes the other gender and the neuter;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “shall” and “will” are used interchangeably and have the same meaning;

(f) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g) any reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(h) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(i) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(j) any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(k) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(l) the table of contents and titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(m) any portion of this Agreement obligating a party to take any action or refrain from taking any action, as the case may be, shall mean that such party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be;

(n) the language of this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against any party; and

(o) except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be performed or given timely if performed or given on the next succeeding Business Day.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf and Demand Registration.

(a) Pursuant to the terms of the Purchase Agreement, the Company has, prior to the date hereof, filed with the SEC either (i) a Shelf Registration Statement relating to the offer and resale of Registrable Securities by the IEP Group at any time in accordance with the methods of distribution set forth in the Plan of Distribution section of such Shelf Registration Statement (the “Shelf Registration”) or (ii) another registration statement providing for the same offer and resale of Registrable Securities by the IEP Group, and, assuming the Company filed an S-3ASR, the Company hereby represents and warrants that, subject to the Holder’s compliance with applicable securities laws and the terms and conditions of this Agreement, the Registrable Securities held by the IEP Group on the date hereof are legally available for immediate resale pursuant to the Shelf Registration Statement. For so long as the Company is eligible to use Form S-3 (or successor form), subject to Section 2.01(e), the Company shall maintain the continuous effectiveness of the Shelf Registration Statement for the maximum period permitted by SEC rules until all of the Registrable Securities have been sold, and shall replace the Shelf Registration Statement at or before expiration, if applicable, with a successor effective Shelf Registration Statement to the extent any Registrable Securities remain outstanding (such period of effectiveness, the “Shelf Period”).

(b) At any time and from time to time during the Shelf Period, one or more Holders (the “Selling Holders”) may, by written notice to the Company, request an offering of all or part of the Registrable Securities held by such Holders (a “Shelf Take-Down”); provided, that the Company shall not be obligated to effect any subsequent Shelf Take-Down during the sixty (60) day period following the pricing date of a completed Shelf Take-Down; provided, further, however, that if the Holders are subject to a lock-up restriction pursuant to lock-up agreements entered into in connection with such completed Shelf Take-Down, then the period of such lock-up restriction, whether longer or shorter, shall apply in lieu of the 60-day period. In the event that the Holders request that a Shelf Take-Down be effected by means of an Underwritten Offering, the provisions of Section 2.01(f) and Section 2.01(g) shall apply.

(c) If at any time the Company is ineligible to file with the SEC a Shelf Registration Statement in accordance with Section 2.01(a), a Holder of the then-outstanding Registrable Securities (the “Initiating Holder”) shall have the right to request that the Company file a Registration Statement, on behalf of itself, with the SEC on the appropriate registration form for all or part of the Registrable Securities held by such Initiating Holder, by delivering a written request thereof to the Company specifying the number of shares of Registrable Securities such Initiating Holder wishes to register (a “Demand Registration”). The Company shall use its reasonable best efforts to prepare and file the Registration Statement as expeditiously as possible but in any event within 30 days of such request, and (ii) use its reasonable best efforts to cause the Registration Statement to become effective in respect of each Demand Registration in accordance with the intended method of distribution set forth in the written request delivered by the Initiating Holder. The Company shall include in such Registration all Registrable Securities with respect to which the Company receives, within the 10 days immediately following the receipt by a Holder of such notice from the Company, a request for inclusion in the Registration from the Holder(s) thereof. Each such request from a Holder of Registrable Securities for inclusion in the Registration shall also specify the aggregate amount of Registrable Securities proposed to be Registered. The Initiating Holder may request that the Registration Statement be on any appropriate form, including Form S-4 in the case of an Exchange Offer or a Shelf Registration Statement, and the Company shall effect the Registration on the form so requested.

(d) The Holder(s) collectively may not make more than two Demand Registration requests in any 365-day period.

(e) With respect to any Registration Statement, whether filed or to be filed pursuant to this Agreement, if the Company shall reasonably determine in good faith that maintaining the effectiveness of such Registration Statement or filing an amendment or supplement thereto (or, if no Registration Statement has yet been filed, filing such a Registration Statement) would (i) materially impede, delay or interfere with any financing, acquisition, corporate reorganization or other significant transaction, or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its Subsidiaries or their respective assets, or (ii) require the disclosure of material nonpublic information, the disclosure of which could reasonably be expected to materially and adversely affect the Company (including during any regular quarterly blackout period) (each of clauses (i) and (ii), a “Disadvantageous Condition”), the Company may, for the shortest period reasonably practicable, and in any event for not more than 45 calendar days (a “Blackout Period”), notify the Holders whose offers and Sales of Registrable Securities are covered (or to be covered) by such Registration Statement (a “Blackout Notice”) that such Registration Statement is unavailable for use (or will not be filed as requested); provided that the Company’s regular quarterly blackout period shall not count toward the number of days available for any Blackout Period hereunder. Upon the receipt of any such Blackout Notice, the Holders shall forthwith discontinue use of the Prospectus contained in any effective Registration Statement; provided, that, if at the time of receipt of such Blackout Notice any Holder shall have Sold its Registrable Securities (or have signed a firm commitment underwriting agreement with respect to the purchase of such shares) and the Disadvantageous Condition is not of a nature that would require a post-effective amendment to the Registration Statement, then the Company shall use its reasonable best efforts to take such action as to eliminate any restriction imposed by federal securities laws on the timely delivery of such Registrable Securities. When any Disadvantageous Condition as to which a Blackout Notice has been previously delivered shall cease to exist, the Company shall as promptly as reasonably practicable notify the Holders and take such actions in respect of such Registration Statement as are otherwise required by this Agreement. The effectiveness period for any Demand Registration for which the Company has given notice of a Blackout Period shall be increased by the length of time of such Blackout Period. The Company shall not impose, in any 365-day period, Blackout Periods lasting, in the aggregate, in excess of 90 calendar days. If the Company declares a Blackout Period with respect to a Demand Registration for a Registration Statement that has not yet been declared effective, (i) the Holders may by notice to the Company withdraw the related Demand Registration request without such Demand Registration request counting against the number of Demand Registration requests permitted to be made under Section 2.01(d) and (ii) the Holders shall not be responsible for any of the Company’s related Registration Expenses.

(f) If the Selling Holders or Initiating Holder so indicate at the time of their or its request for a Shelf Take-Down or a Demand Registration pursuant to Section 2.01(b) or Section 2.01(c), as applicable, such offering of Registrable Securities shall be in the form of an Underwritten Offering or an Exchange Offer. In the event that the Selling Holders or Initiating Holder intend to Sell the Registrable Securities by means of an Underwritten Offering or Exchange Offer, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such Underwritten Offering or Exchange Offer and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering or the Exchange Offer to the extent provided herein. The Holders of a majority of the outstanding Registrable Securities being included in any Underwritten Offering or Exchange Offer shall select the underwriter(s) in the case of an Underwritten Offering or the dealer manager(s) in the case of an Exchange Offer, provided that such underwriter(s) or dealer manager(s) are reasonably acceptable to the Company. The Company shall be entitled to designate counsel for such underwriter(s) or dealer manager(s) (subject to their approval), provided that such designated underwriters’ counsel shall be a firm of national reputation representing underwriters or dealer managers in capital markets transactions.

(g) If the managing underwriter or underwriters of a proposed Underwritten Offering of Registrable Securities included in a Registration pursuant to this Section 2.01 inform(s) in writing the Holders participating in such Registration that, in its or their opinion, the number of securities requested to be included in such Registration exceeds the number that can be Sold in such offering without being likely to have a material adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such Registration shall be reduced to the maximum number recommended by the managing underwriter or underwriters and allocated pro rata among the Holders, including the Selling Holders or the Initiating Holder, in proportion to the number of Registrable Securities each Holder has requested to be included in such Registration; provided, that the Initiating Holder may notify the Company in writing that the Registration Statement shall be abandoned or withdrawn, in which event the Company shall abandon or withdraw such Registration Statement. In the event the Initiating Holder notifies the Company that such Registration Statement shall be abandoned or withdrawn, such Holder shall not be deemed to have requested a Demand Registration pursuant to Section 2.01(c), and the Company shall not be deemed to have effected a Demand Registration pursuant to Section 2.01(c). If the amount of Registrable Securities to be underwritten has not been limited in accordance with the first sentence of this Section 2.01(g), the Company and the holders of Common Stock or, if the Registrable Securities include securities other than Common Stock, the holders of securities of the same class of those securities included in the Registrable Securities, in each case, other than the Holder (“Other Holders”), may include such securities for their own account or for the account of Other Holders in such Registration if the underwriter(s) so agree and to the extent that, in the opinion of such underwriter(s), the inclusion of such additional amount will not adversely affect the offering of the Registrable Securities included in such Registration.

Section 2.02 Piggyback Registrations.

(a) If the Company proposes to file a Registration Statement (other than a Shelf Registration) or a Prospectus supplement filed pursuant to a Shelf Registration Statement under the Securities Act with respect to any offering of such securities for its own account and/or for the account of any Other Holders (other than (i) a Registration under Section 2.01, (ii) a Registration pursuant to a Registration Statement on Form S-8 or Form S-4 or similar form that relates to a transaction subject to Rule 145 under the Securities Act, (iii) any form that does not include substantially the same information, other than information relating to the selling holders or their plan of distribution, as would be required to be included in a Registration Statement covering the sale of the Registrable Securities, (iv) in connection with any dividend reinvestment or similar plan, (v) for the sole purpose of offering securities to another entity or its security holders in connection with the acquisition of assets or securities of such entity or any similar transaction or (vi) a Registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered) (a “Public Sale”), then, as soon as practicable, but in any event not less than 15 days prior to the proposed date of filing such Registration Statement, the Company shall give written notice of such proposed filing to each Holder, and such notice shall offer such Holders the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 2.02(b) and Section 2.02(c), the Company shall use its reasonable best efforts to include in a Registration Statement with respect to a Public Sale all Registrable Securities that are requested to be included therein within five Business Days after the receipt of any such notice; provided, however, that if, at any time after giving written notice of its intention to Register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to Register or to delay Registration of the Public Sale, the Company may, at its election, give written notice of such determination to each such Holder and, thereupon, (x) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration, without prejudice, however, to the rights of any Holder to request that such Registration be effected as a Demand Registration under Section 2.01 and (y) in the case of a determination to delay Registration, shall be permitted to delay Registering any Registrable Securities for the same period as the delay in Registering such other shares of Common Stock in the Public Sale. No Registration effected under this Section 2.02 shall relieve the Company of its obligation to effect any Demand Registration under Section 2.01. For purposes of clarification, the Company’s filing of a Shelf Registration Statement shall not be deemed to be a Public Sale; provided, however, that any prospectus supplement filed pursuant to a Shelf Registration Statement with respect to an offering of the Company’s Common Stock for its own account and/or for the account of any other Persons will be a Public Sale unless such offering qualifies for an exemption from the Public Sale definition in this Section 2.02(a).

(b) In the case of any Underwritten Offering, each Holder shall have the right to withdraw such Holder’s request for inclusion of its Registrable Securities in such Underwritten Offering pursuant to Section 2.02(a) at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of such Holder’s request to withdraw and, subject to the preceding clause, each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof.

(c) If the managing underwriter or underwriters of any proposed Underwritten Offering of a class of Registrable Securities included in a Piggyback Registration informs the Company and each Holder in writing that, in its or their opinion, the number of securities of such class that such Holder and any other Persons intend to include in such offering exceeds the number that can be Sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, all securities of the Company and any other Persons (other than the Company’s executive officers and directors) for whom the Company is effecting the Registration, as the case may be, proposes to Sell, (ii) second, the number, if any, of Registrable Securities of such class that, in the opinion of such managing underwriter or underwriters, can be Sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration based on the relative number of Registrable Securities of such class requested by such Holder to be included in such Sale, (iii) third, the number of securities of executive officers and directors of the Company for whom the Company is effecting the Registration, as the case may be, with such number to be allocated pro rata among the executive officers and directors and (iv) fourth, any other securities eligible for inclusion in such Registration, allocated among the holders of such securities in such proportion as the Company and those holders may agree.

(d) After a Holder has been notified of its opportunity to include Registrable Securities in a Piggyback Registration, such Holder (i) shall treat the Offering Confidential Information as confidential information, (ii) shall not use any Offering Confidential Information for any purpose other than to evaluate whether to include its Registrable Securities (or other shares of Common Stock) in such Piggyback Registration and (iii) shall not disclose any Offering Confidential Information to any Person other than such of its agents, employees, advisors and counsel as have a need to know such Offering Confidential Information, and to cause such agents, employees, advisors and counsel to comply with the requirements of this Section 2.02(d); provided, that any such Holder may disclose Offering Confidential Information if such disclosure is required by legal process, but such Holder shall reasonably cooperate with the Company to limit the extent of such disclosure through protective order or otherwise, and to seek confidential treatment of the Offering Confidential Information.

Section 2.03 Registration Procedures.

(a) In connection with the Company’s Registration obligations under Section 2.01 and Section 2.02, the Company shall use its reasonable best efforts to effect such Registration to permit the offer and Sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith, the Company shall use reasonable best efforts to:

(i) prepare and file the required Registration Statement, including all exhibits and financial statements and, in the case of an Exchange Offer, any document required under Rule 425 or Rule 165 with respect to such Exchange Offer (collectively, the “Ancillary Filings”) required under the Securities Act to be filed therewith, and before filing with the SEC a Registration Statement or Prospectus, or any amendments or supplements thereto, (A) furnish to the underwriters or dealer managers, if any, and to the Holders, copies of all documents prepared to be filed, which documents shall be subject to the review and comment of such underwriters or dealer managers and such Holders and their respective counsel, and provide such underwriters or dealers managers, if any, and such Holders and their respective counsel reasonable time to review and comment thereon and (B) not file with the SEC any Registration Statement or Prospectus or amendments or supplements thereto or any Ancillary Filing to which the Holders or the underwriters or dealer managers, if any, shall reasonably object;

(ii) prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus and any Ancillary Filing as may be reasonably requested by the participating Holders;

(iii) promptly notify the participating Holders and the managing underwriters or dealer managers, if any, and, if requested, confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, the applicable Prospectus or any amendment or supplement to such Prospectus has been filed, or any Ancillary Filing has been filed, (B) of any comments (written or oral) by the SEC or any request (written or oral) by the SEC or any other Governmental Authority for amendments or supplements to such Registration Statement, such Prospectus or any Ancillary Filing, or for any additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement, any order preventing or suspending the use of any preliminary or final Prospectus or any Ancillary Filing, or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the representations and warranties (written or oral) in any applicable underwriting agreement or dealer manager agreement cease to be true and correct in all material respects and (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or Sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv) (A) promptly notify each participating Holder and the managing underwriter(s) or dealer manager(s), if any, when the Company becomes aware of the occurrence of any event as a result of which the applicable Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Ancillary Filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, or if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or any Ancillary Filing in order to comply with the Securities Act, and (B) in either case, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to each participating Holder and the underwriter(s) or dealer manager(s), if any, an amendment or supplement to such Registration Statement, Prospectus or Ancillary Filing that will correct such statement or omission or effect such compliance;

(v) use its reasonable best efforts to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final Prospectus;

(vi) promptly (A) incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter(s) or dealer manager(s), if any, and the Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities and (B) make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(vii) furnish to each participating Holder and each underwriter or dealer manager, if any, without charge, as many conformed copies as such Holder or underwriter or dealer manager may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, but excluding all documents and exhibits (i) incorporated therein by reference or (ii) that are available via the SEC’s EDGAR system;

(viii) deliver to each participating Holder and each underwriter or dealer manager, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such Holder or underwriter or dealer manager may reasonably request (it being understood that the Company consents to the use of such Prospectus or any amendment or supplement thereto by each participating Holder and the underwriter(s) or dealer manager(s), if any, in connection with the offering and Sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto) and such other documents as such participating Holder or underwriter or dealer manager may reasonably request in order to facilitate the Sale of the Registrable Securities by such Holder or underwriter or dealer manager;

(ix) on or prior to the date on which the applicable Registration Statement is declared effective or becomes effective, use its reasonable best efforts to register or qualify, and cooperate with each participating Holder, the managing underwriter(s) or dealer manager(s), if any, and their respective counsel, in connection with the registration or qualification of, such Registrable Securities for offer and Sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any participating Holder or managing underwriter(s) or dealer manager(s), if any, or their respective counsel reasonably request, and in any foreign jurisdiction mutually agreeable to the Company and the participating Holders, and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and so as to permit the continuance of offers and Sales and dealings in such jurisdictions for so long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject or conform its capitalization or the composition of its assets at the time to the securities or blue sky laws of any such jurisdiction;

(x) in connection with any Sale of Registrable Securities that will result in such securities no longer being Registrable Securities, cooperate with each participating Holder and the managing underwriter(s) or dealer manager(s), if any, to (A) facilitate the timely preparation and delivery of certificates representing Registrable Securities to be Sold and not bearing any restrictive Securities Act legends and (B) register such Registrable Securities in such denominations and such names as such participating Holder or the underwriter(s) or dealer manager(s), if any, may request at least two Business Days prior to such Sale of Registrable Securities; provided that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of the Depository Trust Company’s Direct Registration System;

(xi) cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority and each securities exchange, if any, on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted, and in the performance of any due diligence investigation by any underwriter or dealer manager (including any “qualified independent underwriter”) that is required to be retained in accordance with the rules and regulations of each such exchange, and use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary to enable the seller or sellers thereof or the underwriter(s) or dealer manager(s), if any, to consummate the Sale of such Registrable Securities;

(xii) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with the Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of the Depository Trust Company’s Direct Registration System;

(xiii) obtain for delivery to and addressed to each participating Holder and to the underwriter(s) or dealer manager(s), if any, opinions from the general counsel or deputy general counsel for the Company, in each case dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement or, in the event of an Exchange Offer, the date of the closing under the dealer manager agreement or similar agreement or otherwise, and in each such case in customary form and content for the type of Underwritten Offering or Exchange Offer, as applicable;

(xiv) in the case of an Underwritten Offering or Exchange Offer, obtain for delivery to and addressed to the Company and the managing underwriter(s) or dealer manager(s), if any, and, to the extent requested, each participating Holder, a cold comfort letter from the Company’s independent registered public accounting firm in customary form and content for the type of Underwritten Offering or

Exchange Offer, dated the date of execution of the underwriting agreement or dealer manager agreement or, if none, the date of commencement of the Exchange Offer, and brought down to the closing, whether under the underwriting agreement or dealer manager agreement, if applicable, or otherwise;

(xv) in the case of an Exchange Offer that does not involve a dealer manager, provide to each participating Holder such customary written representations and warranties or other covenants or agreements as may be requested by any participating Holder comparable to those that would be included in an underwriting or dealer manager agreement;

(xvi) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xvii) cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted;

(xviii) provide (A) each Holder participating in the Registration, (B) the underwriters (which term, for purposes of this Agreement, shall include any Person deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act), if any, of the Registrable Securities to be registered, (C) the Sale or placement agent therefor, if any, (D) the dealer manager therefor, if any, (E) counsel for such Holder, underwriters, agent, or dealer manager and (F) any attorney, accountant or other agent or representative retained by such Holder or any such underwriter or dealer manager, as selected by such Holder, in each case, the opportunity to participate in the preparation of such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment or supplement thereto; and for a reasonable period prior to the filing of such Registration Statement, upon execution of a customary confidentiality agreement, make available for inspection upon reasonable notice at reasonable times and for reasonable periods, by the parties referred to in clauses (A) through (F) above, all pertinent financial and other records, pertinent corporate and other documents and properties of the Company and its Subsidiaries that are available to the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available at reasonable times and for reasonable periods to discuss the business of the Company and to supply all information available to the Company reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence or other responsibility, subject to the foregoing; provided, that in no event shall the Company be required to make available any information which the Board determines in good faith to be competitively sensitive or confidential.

The recipients of such information shall coordinate with one another so that the inspection permitted hereunder will not unnecessarily interfere with the Company’s conduct of business. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such information is made generally available to the public by the Company or such Affiliate or for any reason not related to the Registration of Registrable Securities;

(xix) in the case of an Underwritten Offering or Exchange Offer, cause the senior executive officers of the Company to participate at reasonable times and for reasonable periods in the customary “road show” presentations that may be reasonably requested by the managing underwriter(s) or dealer manager(s), if any, and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto, except to the extent that such participation materially interferes with the management of the Company’s business;

(xx) comply with all requirements of the Securities Act, Exchange Act and other applicable laws, rules and regulations, as well as all applicable stock exchange rules; and

(xxi) take all other customary steps reasonably necessary or advisable to effect the Registration and distribution of the Registrable Securities contemplated hereby.

(b) As a condition precedent to any Registration hereunder, the Company may require each Holder as to which any Registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder, its ownership of Registrable Securities and other matters as the Company may from time to time reasonably request in writing. Each such Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(c) Each Holder shall, as promptly as reasonably practicable, notify the Company, at any time when a Prospectus is required to be delivered (or deemed delivered) under the Securities Act, of the occurrence of an event, of which such Holder has knowledge, relating to such Holder or its Sale of Registrable Securities thereunder requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered (or deemed delivered) to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) IEP agrees (on behalf of itself and each of its Affiliates), and any other Holder agrees by acquisition of such Registrable Securities, that, upon receipt of any written notice from the Company of the occurrence of any event of the kind described in

Section 2.03(a)(iv) such Holder will forthwith discontinue the Sale of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.03(a)(iv), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and if so directed by the Company, such Holder will deliver to the Company, at the Company’s expense, all copies of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice through the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.03(a)(iv) or is advised in writing by the Company that the use of the Prospectus may be resumed.

Section 2.04 Underwritten Offerings or Exchange Offers.

(a) If requested by the managing underwriter(s) for any Underwritten Offering or dealer manager(s) for any Exchange Offer that is requested by Holders pursuant to a Demand Registration under Section 2.01, the Company shall enter into an underwriting agreement or dealer manager agreement, as applicable, with such underwriter(s) or dealer manager(s) for such offering, such agreement to be reasonably satisfactory in substance and form to the Company and the underwriter(s) or dealer manager(s). Such agreement shall contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type. Each Holder with Registrable Securities to be included in any Underwritten Offering or Exchange Offer by such underwriter(s) or dealer manager(s) shall enter into such underwriting agreement or dealer manager agreement at the request of the Company, which agreement shall contain such reasonable representations and warranties by the Holder and such other reasonable terms as are generally prevailing in agreements of that type.

(b) In the event of a Public Sale involving an offering of Common Stock or other equity securities of the Company in an Underwritten Offering (whether in a Demand Registration or a Piggyback Registration, whether or not the Holders participate therein), the Holders hereby agree, and, in the event of a Public Sale of Common Stock or other equity securities of the Company in an Underwritten Offering or an Exchange Offer, the Company shall agree, and it shall cause its executive officers and directors to agree, if requested by the managing underwriter or underwriters in such Underwritten Offering or by the Holder or the dealer manager or dealer managers, in an Exchange Offer, not to effect any Sale or distribution (including any offer to Sell, contract to Sell, short Sale or any option to purchase) of any securities (except, in each case, as part of the applicable Registration, if permitted hereunder) that are of the same type as those being Registered in connection with such public offering and Sale, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning five days before, and ending 45 days (or such lesser period as may be permitted by the Company or the participating Holder(s), as applicable, or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration (or, if later, the date of the Prospectus), to the extent timely notified in writing by such selling Person or the managing underwriter or underwriters or dealer manager or dealer managers. The participating Holders and the Company, as applicable, also agree to execute an agreement evidencing the restrictions in this Section 2.04(b) in customary form, which form is reasonably satisfactory to the Company or the participating Holder(s), as applicable, and the underwriter(s) or dealer manager(s), as applicable; provided that such restrictions may be included in the underwriting agreement or dealer manager agreement, if applicable. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period.

(c) No Holder may participate in any Underwritten Offering or Exchange Offer hereunder unless such Holder (i) agrees to Sell such Holder’s securities on the basis provided in any underwriting arrangements or dealer manager agreements approved by the Company or other Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, dealer manager agreements and other documents reasonably required under the terms of such underwriting arrangements or dealer manager agreements or this Agreement.

Section 2.05 Registration Expenses Paid by the Company.

In the case of any Registration of Registrable Securities required pursuant to this Agreement, the Company shall pay all Registration Expenses regardless of whether the Registration Statement becomes effective; provided, however, that the Company shall not be required to pay for any expenses of any Registration begun pursuant to Section 2.01 if the Demand Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be Registered (in which case all participating Holders shall bear such expenses), unless the Holder(s) agree to forfeit its (or their) right(s) to one Demand Registration to which they have the right pursuant to Section 2.01(b).

Section 2.06 Indemnification.

(a) The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Holder whose shares are included in a Registration Statement, such Holder’s Affiliates and their respective officers, directors, agents, advisors, employees and each Person, if any, who controls (within the meaning of the Securities Act or the Exchange Act) such Holder, from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such indemnified party is a party thereto) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the offering and Sale of such Registrable Securities was Registered under the Securities Act (including any final or preliminary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any such statement made in any free writing prospectus (as defined in Rule 405 under the Securities Act) that the Company has filed or is required to file pursuant to Rule 433(d) of the Securities Act or any Ancillary Filing, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; provided, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any Prospectus, the indemnity agreement contained in this paragraph shall not apply to the extent that any such liability or Loss results from or arises out of (A) information furnished in writing by such Holder or on such Holder’s behalf, in either case expressly for use in such Registration Statement, Prospectus, free writing prospectus or Ancillary Filing relating to such Holder’s Registrable Securities or (B) the use of any Prospectus by or on behalf of any Holder after the Company has notified such Person in writing that (x) such Prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (y) a stop order has been issued by the SEC with respect to a Registration Statement or (z) a Disadvantageous Condition exists. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Sale of such securities by such Holder.

(b) Each participating Holder whose Registrable Securities are included in a Registration Statement agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors, officers, agents, advisors, employees and each Person, if any, who controls (within the meaning of the Securities Act and the Exchange Act) the Company from and against any and all Losses arising out of or based upon (A) information furnished in writing by such Holder or on such Holder’s behalf, in either case expressly for use in a Registration Statement, Prospectus, free writing prospectus or Ancillary Filing relating to such Holder’s Registrable Securities or (B) the use of any Prospectus by or on behalf of any Holder after the Company has notified such Person in writing that (x) such Prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (y) a stop order has been issued by the SEC with respect to a Registration Statement or (z) a Disadvantageous Condition exists. This indemnity shall be in addition to any liability the participating Holder may otherwise have. In no event shall the liability of any participating Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such holder under the Sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party.

(c) Promptly after receipt by an indemnified party under this Section 2.06 (an “Indemnitee”) of notice of the commencement of any action, such Indemnitee will, if a claim in respect thereof is to be made against the indemnifying party (an “Indemnifying Party”) under this Section 2.06, notify the Indemnifying Party in writing of the commencement thereof; but the failure to so notify the Indemnifying Party (i) will not relieve it from liability under Section 2.06(a) or Section 2.06(b) unless and to the extent such action and such failure results in material prejudice to the Indemnifying Party and forfeiture by the Indemnifying Party of substantial rights and defenses; and (ii) will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnitee other than the indemnification obligation provided in Section 2.06(a) or Section 2.06(b). The

Indemnifying Party shall be entitled to participate therein and, in its sole discretion, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnitee (who shall not, except with the consent of the Indemnitee, be counsel to the Indemnifying Party), and, except as provided in the next sentence, after written notice from the Indemnifying Party to such Indemnitee of its election to so assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the Indemnifying Party’s rights in the prior sentence, the Indemnitee shall have the right to employ its own counsel (and one local counsel), and the Indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel (and one local counsel) for all Indemnitees hereunder if:

(i) the use of counsel chosen by the Indemnifying Party to represent the Indemnitee would present such counsel with an actual and unresolvable conflict of interest;

(ii) the actual or potential defendants in, or targets of, any such action include both the Indemnitee and the Indemnifying Party, and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party and, if the Indemnifying Party and the Indemnitee were to be represented by the same counsel, could result in a conflict of interest for such counsel or prejudice the prosecution of the separate defenses available to such Indemnitee;

(iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of the institution of such action; or

(iv) the Indemnifying Party shall authorize the Indemnitee in writing to employ separate counsel at the expense of the Indemnifying Party.

(d) Notwithstanding anything in this Section 2.06 to the contrary, no Indemnifying Party shall be liable for the settlement of any action effected without its prior written consent (which consent shall not unreasonably be withheld or delayed). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnitee (which consent shall not unreasonably be withheld or delayed), consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (i) includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnitee, of a full and final release from all liability in respect to such claim or litigation and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such Indemnitee.

(e) If for any reason the indemnification provided for in Section 2.06(a) or Section 2.06(b) is unavailable to an Indemnitee or insufficient to hold it harmless as contemplated by Section 2.06(a) or Section 2.06(b), then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnitee as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnitee on the other hand. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.06(e) to the contrary, no Indemnifying Party (other than the Company) shall be required pursuant to this Section 2.06(e) to contribute any amount in excess of the amount by which the net proceeds received by such Indemnifying Party from the Sale of Registrable Securities in the offering to which the Losses of the Indemnitees relate (before deducting expenses, if any) exceeds the amount of any damages which such Indemnifying Party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.06(e) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.06(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an Indemnitee hereunder shall be deemed to include, for purposes of this Section 2.06(e), any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating, preparing to defend or defending against or appearing as a third party witness in respect of, or otherwise incurred in connection with, any such loss, claim, damage, expense, liability, action, investigation or proceeding. If indemnification is available under this Section 2.06, the Indemnifying Parties shall indemnify each Indemnitee to the full extent provided in Section 2.06(a) and Section 2.06(b) without regard to the relative fault of said Indemnifying Parties or Indemnitee. Any Holders’ obligations to contribute pursuant to this Section 2.06(e) are several and not joint.

Section 2.07 Reporting Requirements; Rule 144. Until the earlier of (i) the expiration or termination of this Agreement in accordance with its terms and (ii) the date upon which any Holder ceases to own any Registrable Securities, the Company shall use its reasonable best efforts to be and remain in compliance with the periodic filing requirements imposed under the SEC’s rules and regulations, including the Exchange Act, and any other applicable laws or rules, and thereafter shall timely file such information, documents and reports as the SEC may require or prescribe under Sections 13, 14 and 15(d), as applicable, of the Exchange Act so that the Company will qualify for registration on Form S-3 and to enable the Holder(s) to Sell Registrable Securities without registration under the Securities Act consistent with the exemptions from registration under the Securities Act provided by (1) Rule 144 or Regulation S under the Securities Act, as amended from time to time, or (2) any similar SEC rule or regulation then in effect. From and after the date hereof through the earlier of the expiration or termination of this Agreement in accordance with its terms and the date upon which any Holder ceases to own any Registrable Securities, the Company shall forthwith upon request furnish any Holder (x) a written statement by the Company as to whether it has complied with such requirements and, if not, the specifics thereof, (y) a copy of the most recent annual or quarterly report of the Company and (z) such other reports and documents filed by the Company with the SEC as such Holder may reasonably request in availing itself of an exemption for the offering and Sale of Registrable Securities without registration under the Securities Act.

Section 2.08 Registration Rights Covenant. The Company covenants that it will not grant any right of registration under the Securities Act relating to any of the Common Stock or other securities to any Person other than pursuant to this Agreement, unless the rights so granted to another Person do not limit or restrict the rights of the Holders hereunder in any material respect and are not senior to the rights of the Holders hereunder.

ARTICLE III

ADDITIONAL COVENANTS

Section 3.01 Voting of the Company Common Stock. During the Standstill Period, each Holder shall, and shall cause each of its Affiliates to (in each case, to the extent that they beneficially own any Class A Common Stock) (a) be present, in person or by proxy, at each and every shareholder meeting of the Company, and otherwise to cause all shares of Class A Common Stock owned by them to be counted as present for purposes of establishing a quorum at any such meeting, and (b) to vote or consent, or cause to be voted or consented, all such shares of Class A Common Stock (i) in favor of each director nominated and recommended by the Board for election at such meeting, (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting and (iii) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm; provided, that no Holder shall be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in such Holder’s sole discretion, with respect to any other matter, including the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any merger or other business combination transaction involving the Company, the sale of all or substantially all of the assets of the Company and its Subsidiaries or any other change of control transaction involving the Company.

Section 3.02 Standstill.

(a) For a period until the earlier of (x) the Spin-Off Cutoff Date (or, in the case of clause (i) of this Section 3.02(a), the date that is one year after the Spin-Off Cutoff Date); provided that at the Spin-Off Cutoff Date, the Holders shall have the right to convert any shares of Class B Common Stock into Class A Common Stock in accordance with the Amended and Restated Certificate of Incorporation of the Company to the extent such conversion would not result in the IEP Group’s ownership (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) of, in the aggregate, more than 15.0% of the Class A Common Stock issued and outstanding following such conversion); provided further, that following the Spin-Off Cutoff Date, the IEP Group Designee (as defined below) shall have resigned from the Board at least thirty (30) days prior to the IEP Entities’ (or the IEP Group’s) taking any of the actions set forth in Sections 3.02(a)(ii) through (xi) (it being understood that if the deadline for director nominations under the advance notice provisions of the Company’s by-laws expires during such thirty (30) day period, then the IEP Entities may, during such thirty (30) day period, submit to the Company any nomination for directors in accordance with the advance notice provisions of the Company’s by-laws and make disclosure of such fact (but no more) if IEP is advised by counsel that such disclosure is required by law (a “By-Law Director Nomination”)), and (y) one year after the date on which the IEP Group ceases to own more than 5% of the outstanding Common Stock (or, with respect to the IEP Entities, one year after the date on which the IEP Entities cease to own more than 5% of the outstanding Common Stock) (the “Standstill Period”), and so long as the Company has not materially breached this Agreement and failed to cure such breach within ten (10) Business Days following written notice from the IEP Group specifying any such breach, none of the IEP Entities (or any Permitted Transferee thereof to the extent then holding Common Stock) (the “Standstill Parties”) (nor any representatives acting on behalf of the Standstill Parties) will, directly or indirectly, unless specifically invited in writing by the Board or as otherwise permitted by this Agreement: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) any shares of Common Stock or other securities or Equity Interests in any way related to the acquisition or price of securities or interests of the Company or any Subsidiary thereof or any material assets of the Company or any Subsidiary or division thereof (including, for the avoidance of doubt, any additional shares of Class A Common Stock following the Transfer (other than a Permitted Transfer) of any shares of Common Stock), (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC promulgated under Section 14 of the Exchange Act to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or its Subsidiaries, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving the Company or any of its Subsidiaries or their securities or assets (an “Extraordinary Transaction”), (iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any voting securities of the Company or its Subsidiaries, (v) otherwise act, alone or in concert with others, to seek to control, or influence control of, the management, the Board or policies of the Company, (vi) make a request for any stockholder list or other books and records of the Company, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise, (vii) make or cause to be made any public statement that disparages, defames or slanders the Company or any of its current or former directors, officers or employees (excluding any such statements made in connection with any bona fide commercial dispute (i.e., unrelated to the Transaction Documents or the ownership of Common Stock) between and among any member of the IEP Group and the Company or its Subsidiaries and except as expressly set forth in clause (x) below), (viii) take any action that would reasonably be expected to cause or require of the Company to make a public announcement regarding any actions prohibited by this paragraph, (ix) contest the validity or enforceability of this Section 3.02, (x) institute, solicit, assist or join any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement, the Purchase Agreement or any other agreements related to the transactions contemplated hereby and thereby (the “Transaction Documents”) instituted in accordance with the Transaction Documents or an action in connection with any commercial dispute unrelated to the matters covered by this Agreement between and among any member of the IEP Group and the Company or its Subsidiaries or (xi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise or knowingly assist or encourage, any other persons in connection with any of the foregoing; provided, however, that, for the avoidance of doubt, the foregoing clauses (i) through (xi) shall not restrict the IEP Group Designee from serving in his or her capacity as a director of the Company and from raising such matters privately with the Board in the ordinary course of such service or privately with the Board in fulfillment of his or her fiduciary duties to the Company. The Standstill Parties (and any representatives acting on behalf of the Standstill Parties) shall not directly or indirectly (y) make, in each case to the Company or a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or (z) request the Company or any of its representatives, directly or indirectly, to amend, waive or terminate any provision of this Section 3.02(a), in each case in a manner that would require public disclosure by the Company or the Standstill Parties.

(b) Notwithstanding anything contained herein to the contrary, the IEP Group shall be permitted to sell or tender its Common Stock, and otherwise receive consideration, pursuant to any Extraordinary Transaction. Further, from the commencement by a third party (not a party to this Agreement or an Affiliate of any such party) of any bona fide tender or exchange offer that is not recommended by the Board in its Recommendation Statement on Schedule 14D-9 which, if consummated, would constitute an Extraordinary Transaction (a “Third Party Tender/Exchange Offer”), the IEP Group shall be permitted to commence a tender or exchange offer for all of the Common Stock of the Company at the same or higher consideration per share.

(c) Notwithstanding anything contained herein to the contrary, in the event that the Company (i) enters into an agreement providing for the merger or consolidation, or any similar transaction, involving the Company in which, following consummation of such transaction, substantially all of the persons who, immediately prior to such transaction, had beneficial ownership of more than 50% of the voting power of the Company do not continue to beneficially own more than 50% of the voting power of the combined entity, (ii) enters into an agreement providing for the purchase or other acquisition of more than 50% of the assets of the Company or (iii) enters into an agreement providing for the purchase or other acquisition of beneficial ownership of securities representing more than 50% of the voting power of the Company (the transactions set forth in clauses (i) through (iii), a “Sale Transaction”), the Standstill Parties shall be permitted to submit an offer to consummate a transaction with the Company in accordance with the terms of the applicable provisions of the definitive documentation governing the proposed Sale Transaction (it being understood that such offer shall be submitted to the Board privately unless the Standstill Parties are advised by counsel that public disclosure thereof is required by law); provided that it is understood and agreed that this Section 3.02(c) does not terminate the effectiveness of Section 3.02(a), which shall continue to apply in accordance with its terms in the event of any Sale Transaction.

(d) Each of AEP, IEH and IEP hereby acknowledge that they are aware that the United States securities laws prohibit any person who has material, non-public information of an issuer from purchasing or selling securities of such issuer based on such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 3.03 Transfer Restrictions.

(a) Except as set forth in Section 3.03(b), during the Lock-Up Period, no Holder shall, directly or indirectly, sell, offer or agree to sell, or otherwise transfer, or loan or pledge, through swap or hedging transactions, or grant any option to purchase, make any short sale or otherwise dispose of (“Transfer”), any of the shares of Common Stock, whether now owned or hereinafter acquired (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) by any Holder (the “Restricted Shares”); provided that the restriction set forth in this sentence shall not apply to 8,087,626 shares of Common Stock so owned or acquired by the Holders, collectively. Each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Shares except in compliance with the foregoing restrictions; provided that the Company shall cause such stop transfer instructions to be terminated upon expiration of the Lock-up Period.

(b) Notwithstanding anything to the contrary set forth herein, the Holder may Transfer Restricted Shares (each, a “Permitted Transfer” and the transferee permitted hereby, a “Permitted Transferee”)) (i) with the prior written consent of the Company, (ii) to any Affiliate of the Holder, (iii) to the Company or any of its Subsidiaries, (iv) in connection with a tender of any Common Stock into a Third Party Tender/Exchange Offer and any transfer effected pursuant to any merger, consolidation or similar transaction consummated by the Company or (v) only with respect to all, but not less than all, of the Common Shares then held by the IEP Entities, to not more than three (3) Persons set forth on Exhibit A (none of which own any Common Stock at the time discussions with respect to such a Transfer begin in accordance with the terms hereof), acting as a consortium, pursuant to which the transferee(s) would assume and perform all of the obligations of the IEP Entities (and any Permitted Transferee thereof) under the Transaction Agreements (including this Agreement). It shall be a condition to any Permitted Transfer that the Permitted Transferee execute (x) with respect to a Permitted Transfer covered by clause (v), prior to the time any confidential information of the Company or any of its Subsidiaries is shared with a third party, a customary non-disclosure agreement including a customary standstill provision, (y) a joinder to this Agreement in form and substance reasonably satisfactory to the Company and (z) an assignment of the Purchase Agreement with respect to the IEP Entities’ rights and obligations thereunder (at which time, such Permitted Transferee will be deemed to be a “Holder” for all purposes of this Agreement and, for the avoidance of doubt, will be in all respects a member of the IEP Group hereunder).

(c) Until the later of (i) the expiration of the Standstill Period and (ii) the time when the IEP Group ceases to own (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise), in the aggregate, 10.0%

or more of the Company’s then-issued and outstanding Common Stock, the IEP Group shall not Transfer any shares of Common Stock to any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) (x) who is to the IEP Group’s knowledge after reasonable inquiry a Person (or “group” containing a Person) that meets the criteria set forth on Exhibit B or (y) in an amount Transferred (whether as one transaction or a series of related transactions) to any such person or “group” that is equal to 5.0% or more of the Class A Common Stock issued and outstanding at the time of such Transfer (except that this clause (y) shall not apply to a person who is a Passive Institutional Investor that manages one or more broad-based equity index funds or to any other Person, who does not meet the criteria set forth on Exhibit B, which, in connection with any such Transfer, represents that it is and will following such Transfer continue to be eligible to file a short-form statement on Schedule 13G pursuant to paragraph (b) of Rule 13d-1 under the Exchange Act); provided that no Person shall be deemed to have breached its obligations under this Section 3.03(c) with respect to the Transfer of shares of Common Stock (1) to any Person (or “group” containing a Person) who was thereafter determined to meet the criteria set forth on Exhibit B so long as such Person acted in good faith, based on information available to it in light of the circumstances of such Transfer or (2) effected through a brokerage transaction or through an investment bank in the ordinary course and not specifically or knowingly directed by any IEP Entity to be made to a particular counterparty or counterparties. Solely for purposes of this Section 3.03(c), if the IEP Entities cease to own 10.0% or more of the then-issued and outstanding Common Stock, the IEP Entities shall not be considered members of the IEP Group.

(d) Any attempt to Transfer in violation of the terms of this Agreement shall be null and void ab initio and no right, title or interest therein or thereto shall be Transferred to the purported Transferee. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such attempted Transfer on its records.

(e) Each certificate and/or book-entry interest representing shares of Common Stock held by any Holder will bear a legend in substantially the following form:

“The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the “Act”), or applicable state securities Laws and the holder of such securities may not, directly or indirectly, sell, offer or agree to sell such securities, or otherwise transfer, directly or indirectly, or loan or pledge, through swap or hedging transactions (or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such securities even if such securities would be disposed of by someone other than such holder thereof) such securities (“Transfer”) other than in accordance with the terms and conditions of the Shareholders Agreement, dated as of October 1, 2018, as it may be amended from time to time by and among Tenneco Inc. (the “Company”), American Entertainment Properties Corp., Icahn Enterprises Holdings L.P. and Icahn Enterprises L.P. (the “Shareholders Agreement”). The Shareholders Agreement contains, among other things, restrictions on the Transfer of the securities of the Company and other restrictions on the actions by certain stockholders of the Company relating to the Company and/or its securities. A copy of the Shareholders Agreement is available upon request from the Company.”

Section 3.04 Board Representation.

(a) Until the earliest of (i) the Spin-Off Date (at which time a new Shareholders Agreement as to the Company shall be entered into in accordance with the Purchase Agreement) and (ii) the date on which the IEP Group ceases to own at least 10.0% of the issued and outstanding shares of Common Stock, measured as a single class, provided, that the IEP Group Designee (as defined below) shall have resigned from the Board at least thirty (30) days prior to the IEP Entities’ (or the IEP Group’s) taking any of the actions set forth in Sections 3.02(a)(ii) through (xi) (it being understood that if the deadline for director nominations under the advance notice provisions of the Company’s by-laws expires during such thirty (30) day period, then the IEP Entities may, during such thirty (30) day period, submit to the Company a By-Law Director Nomination) (the “Board Designation Period”), the Board shall take all action necessary to nominate and recommend for election at each annual meeting of stockholders the then-serving Chief Executive Officer of IEP (or, if such individual is unwilling or unable to serve as a director of the Company, an individual designated by the IEP Group who is not an employee of any IEP Entity (the “Replacement Designee”); provided that any that such individual shall meet the applicable requirements set forth in the Company’s bylaws and the Corporate Governance Principles adopted by the Board and shall be reasonably acceptable to the Company (an “Acceptable Replacement Designee”), provided, that the fact that any proposed Replacement Designee is not an Acceptable Replacement Designee shall not terminate the IEP Group’s rights hereunder, and, until the end of the Board Designation Period, the IEP Group shall be entitled to continue designating new Replacement Designees until one such proposed Replacement Designee is an Acceptable Replacement Designee (the “IEP Group Designee”). Such individual who is or becomes a director of the Company in accordance with the foregoing shall continue as a director of the Company until the earlier of (x) his or her death, resignation or removal and (y) the time at which his or her successor is duly elected and qualified. Notwithstanding the foregoing, the Holder and its Affiliates shall cause the individual designated or nominated pursuant to this Section 3.04 to resign from the Board upon the termination of the Board Designation Period (it being understood that such individual’s form of resignation letter that is required to be executed by such individual and held by the Company Secretary as a condition of membership on the Board shall be automatically effective upon the termination of the Board Designation Period, as well as upon the effectiveness triggers applicable to all members of the Board). Solely for purposes of this Section 3.04(a), if the IEP Entities cease to own 10.0% or more of the then-issued and outstanding Common Stock, the IEP Entities shall not be considered members of the IEP Group.

(b) AEP, IEH, IEP, the IEP Group Designee and the Company shall enter into a customary confidentiality agreement covering any confidential information to be received by the IEP Group Designee in connection with his or her service on the Board.

(c) The Company shall pay the reasonable and documented out-of-pocket expenses incurred by the IEP Group Designee in connection with his or her services provided to or on behalf of the Company, including attending meetings or events attended on behalf of the Company, on the same basis that the Company pays such expenses for all other members of the Board.

Section 3.05 Waiver of Corporate Opportunity.

(a) To the fullest extent permitted by applicable law, the Company hereby agrees that the Exempted Persons shall not have any obligation to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, subject to the terms and conditions of Section 6.06 of the Purchase Agreement. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons (other than as set forth in Section 3.05(b)), even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Subject to the terms and conditions of Section 6.06 of the Purchase Agreement, the Company hereby further agrees that, subject to Section 3.05(b), each Exempted Person shall have no duty to communicate or offer such business opportunity to the Company (and that there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Company and the industry in which the Company operates that it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its Subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, solely by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries, or uses such knowledge and understanding in the manner described herein. The parties specifically agree that each Exempted Person is an intended third-party beneficiary of this Section 3.05 and is entitled to rely upon and enforce the rights and obligations granted herein. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity that the Company is not financially able or contractually permitted or legally able to undertake.

(b) Notwithstanding Section 3.05(a), the Company does not renounce its interest in, and the provisions of Section 3.05(a) shall not apply to, any corporate or business opportunity offered to any Exempted Person (including the IEP Group Designee) if such opportunity is (i) offered to such person in his or her capacity as a director or agent of the Company or (ii) the Exempted Person learns of the opportunity from the Company.

Section 3.06 Preemptive Rights.

(a) For so long as the IEP Group owns at least 10% of the outstanding Common Stock, if the Company proposes to issue Equity Securities of any kind, other than in an Excluded Issuance, then the Company shall:

(i) give written notice to the IEP Group no less than five (5) Business Days prior to the closing of such issuance or, if the Company reasonably expects such issuance to be completed in less than five (5) Business Days, such shorter period (which shall be as given as promptly as commercially practicable but in any event not less than three (3) Business Days prior to such closing), setting forth in reasonable detail (A) the designation and all of the material terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof and interest rate and maturity, (B) the price and other terms of the proposed sale of such securities and (C) the amount of such securities proposed to be issued; provided that, following the delivery of such notice, the Company shall deliver to the IEP Group any such information the IEP Group may reasonably request in order to evaluate the proposed issuance, except that, in connection with a public offering, the Company shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities; and

(ii) offer to issue and sell to the IEP Group, on such terms as the Proposed Securities are issued and upon full payment by the IEP Group, a portion of the Proposed Securities equal to the IEP Group’s pro rata beneficial ownership of the Common Stock (together with any other Voting Stock owned by the IEP Group) at such time as compared to the total number of shares of Common Stock and Voting Stock, considered together, outstanding immediately prior to the issuance of the Proposed Securities (the “Pro Rata Portion”), provided, that in satisfaction of its obligations under this Section 3.06(a)(ii), the Company shall deliver (A) if any Voting Stock is proposed to be issued, a number of shares of Class A Common Stock or Voting Stock such that the IEP Group acquires an amount of Class A Common Stock or Voting Stock that would preserve (but not increase), following the issuance of the Proposed Securities, the IEP Group’s beneficial ownership of a percentage of the Class A Common Stock and Voting Stock determined by dividing: (x) the number of shares of Class A Common Stock and Voting Stock beneficially owned by the IEP Group prior to the issuance of the Proposed Securities by (y) the total number of shares of Class A Common Stock and Voting Stock, considered together, outstanding prior to the issuance of the Proposed Securities plus (B) a number of shares of Class B Common Stock (or other Equity Securities that are not Voting Stock, if the Proposed Securities are not Voting Stock, as applicable) equal to the difference between (1) the Pro Rata Portion of the Proposed Securities, in aggregate and (2) the amount of Class A Common Stock or other Voting Stock delivered pursuant to clause (A) of this Section 3.06(a)(ii).

(b) The IEP Group will have the option, exercisable by irrevocable written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the Equity Securities offered to be sold, which notice must be given on or prior to the Business Day immediately prior to the date of the closing of the issuance of such Equity Securities (or, if notice of all such terms has not been given prior to the Business Day immediately prior to the such closing date, at any time prior to such closing date) (the failure of the IEP Group to respond within such time period shall be deemed a waiver of its rights under this Section 3.06 with respect to the applicable issuance of Equity Securities). Such notice to the Company shall constitute a binding commitment by the IEP Group to purchase the amount of Equity Securities so specified at the price and other terms set forth in the Company’s notice to the IEP Group. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that the closing of any purchase by the IEP Group may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to (i) obtain required approvals from any Governmental Authority or (ii) permit the IEP Group to receive proceeds from calling capital pursuant to commitments made by its (or its Affiliates’) limited partners (but in such event, such extension shall not be longer than 10 Business Days). Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the IEP Group has not elected to purchase during the 120 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the IEP Group in the notice delivered in accordance with this Section 3.06. Any Proposed Securities offered or sold by the Company after such 120-day period must be reoffered to issue or sell to the IEP Group pursuant to this Section 3.06.

(c) The election by the IEP Group not to exercise its subscription rights under this Section 3.06 in any one instance shall not affect its right as to any subsequent proposed issuance.

(d) If the proposed issuance by the Company of securities which gave rise to the exercise by the IEP Group of its preemptive rights pursuant to this Section 3.06 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of the IEP Group pursuant to this Section 3.06 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the IEP Group in respect thereof shall be refunded in full.

(e) In the case of an issuance subject to this Section 3.06 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board.

Section 3.07    Actions Concerning Transfers of Common Stock.

The Company agrees to cause its transfer agent to promptly, and in any event within the applicable settlement cycle, deliver certificates or book-entry credits, as applicable, evidencing the Registrable Securities registered under an effective Registration Statement hereunder free from all restrictive and other legends following any sale of such Registrable Securities in accordance with the terms of this Agreement, including through exercise of all of the influence and contractual rights the Company possesses with respect to the transfer agent. Each Holder agrees it will sell any Registrable Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Registrable Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates or book-entries representing Registrable Securities is predicated upon the Company’s reliance upon this understanding.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Term.

This Agreement shall terminate upon the earliest of (a) the time at which all Registrable Securities are held by Persons other than Holders, (b) the time at which all Registrable Securities have been Sold in accordance with one or more Registration Statements and (c) the Spin-Off Date (at which time, as a condition to termination pursuant to this clause (c), a new Shareholders Agreement as to the Company shall be entered into in accordance with the Purchase Agreement); provided that the provisions of Section 2.06, Section 3.02 (in the case of a termination pursuant to clause (a) or (b)), Section 3.03(c) (which shall survive until the expiration or earlier termination of the Standstill Period) and this Article IV shall survive any such termination in accordance with the terms thereof.

Section 4.02 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

(b) This Agreement. the Purchase Agreement and the exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein.

(c) AEP, IEH, IEP and the Company represent as follows: (i) each such Person has the requisite corporate, limited partnership or other applicable power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d) Each party hereto acknowledges that it and each other party hereto may execute this Agreement by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 4.03 Governing Law; Jurisdiction.

(a) All claims, issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, SOLELY TO THE EXTENT SUCH COURT DECLINES JURISDICTION OR DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER FEDERAL OR STATE COURT LOCATED IN DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

Section 4.04 Amendment.

This Agreement may be amended, and any provision of this Agreement may be waived; provided, that any such amendment or waiver shall be binding upon the Holders only if such amendment or waiver is set forth in a writing executed by holders holding a majority of the Registrable Securities, and any such amendment or waiver shall be binding upon the Company only if such amendment or waiver is set forth in a writing executed by the Company.

Section 4.05 Successors, Assigns and Transferees.

This Agreement and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company may assign this Agreement to any of its Subsidiaries or Affiliates or at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets, or similar transaction, without the consent of the Holders; provided, that the successor or acquiring Person agrees in writing to assume all of the Company’s rights and obligations under this Agreement. AEP, IEH or IEP may assign this Agreement at any time in connection with a sale or acquisition of all or a majority of the equity interests or consolidated assets of such Person, whether by merger, consolidation, sale of all or substantially all of such Person’s assets, or similar transaction, without the consent of the Company; provided that the Person to which this Agreement is so assigned or otherwise transferred shall be deemed to be a Holder.

Section 4.06 Further Assurances.

In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement.

Section 4.07 Performance.

IEP shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any of its Subsidiaries and/or Affiliates and Representatives (which, for the avoidance of doubt, shall not include any Permitted Transferee that is not an IEP Entity). The Company shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any of its Subsidiaries and/or Affiliates and Representatives, Each party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 4.07 to all of their respective Affiliates and Representatives and (b) cause all of their respective Affiliates and Representatives not to take, or omit to take, any action which action or omission would violate or cause such party to violate this Agreement.

Section 4.08 Specific Performance.

The parties hereto acknowledge and agree that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, each of the Company and the Holders agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled pursuant hereto or at law or equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). Each of the parties further acknowledges and agrees that it shall not assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 4.09 Notices.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the applicable e-mail address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the next Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the applicable Party:

Notices to the Company:

Tenneco Inc.

500 North Field Drive

Lake Forest, IL 60045

Attention:               Brandon B. Smith, Esq.

Telephone No.:      (847) 482-5223

Email:                     bsmith@tenneco.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:               R. Scott Falk, P.C.

Telephone No.:      (312) 862-2000

Email:                     sfalk@kirkland.com

Notices to AEP, IEH and IEP:

Icahn Enterprises L.P.

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention:               Jesse Lynn, Esq.

Telephone No.:      (212) 702-4300

Email:                    jlynn@sfire.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention:               Bruce Toth

                                Matt Stevens

Telephone No.:      (312) 558-5700

Email:                    btoth@winston.com

                               mstevens@winston.com

Section 4.10 Severability.

If any provision of this Agreement or the application hereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 4.11 No Reliance on Other Party.

The parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the parties hereto may have. The parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and their rights in connection with this Agreement. The parties hereto are not relying upon any representations or statements made by any other party, or any such other party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The parties hereto are not relying upon a legal duty, if one exists, on the part of any other party (or any such other party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no party hereto shall ever assert any failure to disclose information on the part of any other party as a ground for challenging this Agreement or any provision hereof.

Section 4.12 Registrations, Exchanges, etc.

Notwithstanding anything to the contrary that may be contained in this Agreement, the provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) any shares of Common Stock, now or hereafter authorized to be issued, (b) any and all securities of the Company into which the shares of Common Stock are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (c) any and all securities of any kind whatsoever of the Company or any successor or permitted assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued on or after the date hereof in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock, and shall be appropriately adjusted for any stock dividends, or other distributions, stock splits or reverse stock splits, combinations, recapitalizations, mergers, consolidations, exchange offers or other reorganizations occurring after the date hereof.

Section 4.13 Mutual Drafting.

This Agreement shall be deemed to be the joint work product of the parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

Tenneco Inc.

By:	/s/ Brian Kesseler
	Name:	Brian Kesseler
	Title:	Chief Executive Officer

American Entertainment Properties Corp.

By:	/s/ Keith Cozza
	Name:	Keith Cozza
	Title:	Chief Executive Officer

Icahn Enterprises Holdings L.P.

By:	Icahn Enterprises G.P., Inc.
Its:	General Partner

By:	/s/ Keith Cozza
	Name:	Keith Cozza
	Title:	Chief Executive Officer

Icahn Enterprises L.P.

By:	/s/ Keith Cozza
	Name:	Keith Cozza
	Title:	Chief Executive Officer

[Signature Page to Shareholders Agreement]